Exhibit 99.1

CONTACT:	Thomas M. Kitchen	FOR IMMEDIATE RELEASE
Stewart Enterprises, Inc.
1333 S. Clearview Parkway
Jefferson, LA 70121
504-729-1400
STEWART ENTERPRISES PRICES $250 MILLION SENIOR CONVERTIBLE NOTE OFFERING

New Orleans, LA, June 22, 2007 . . . Stewart Enterprises, Inc. (Nasdaq GS: STEI) today announced the pricing of $125 million principal amount of senior convertible notes due 2014 and $125 million principal amount of senior convertible notes due 2016. The notes are being offered and sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended.
Interest will be payable on the 2014 notes semiannually at a rate of 3.125 percent per year, and on the 2016 notes semiannually at a rate of 3.375 percent per year. The initial conversion rate for the 2014 notes and 2016 notes is 90.4936 shares of Class A common stock per $1,000 principal amount of the notes, which is equal to a conversion price of approximately $11.05 per share. The conversion price represents a premium of 32.5% based on the closing price of the Company’s Class A common stock of $8.34 per share on June 21, 2007. The 2014 notes will mature on July 15, 2014 and the 2016 notes will mature on July 15, 2016. The notes are guaranteed by substantially all of the subsidiaries that guarantee the Company’s 6.25% senior notes due 2013.
The notes will be convertible under specified circumstances. Upon conversion, holders will receive cash up to the principal amount, and any excess conversion value will be delivered, at the Company’s election, in cash, Class A common stock or a combination of cash and Class A common stock.
Stewart has purchased call options from an affiliate of one of the initial purchasers of the notes for approximately $60.0 million. The call options will offset Stewart’s exposure to dilution from conversion of the notes because any shares Stewart would be obligated to deliver to noteholders upon conversion of the notes would be delivered to Stewart by the counterparty to the call options. Stewart has also sold to the counterparty to the call options, for approximately $43.8 million, warrants expiring in 2014 and 2016 to purchase 11.3 million and 11.3 million shares of Class A common stock, respectively. The strike prices of the warrants expiring in 2014 and 2016 are $12.93 per share of Class A common stock and $13.76 per share of Class A common stock, respectively, which are 55% and 65%, respectively, higher than the closing price of the Company’s Class A common stock on June 21, 2007.

Stewart intends to use approximately $164.0 million of the net proceeds of the offering to prepay the remaining balance of its Term Loan B, including accrued interest, and approximately $16.2 million of the net proceeds to pay the net cost of the call options and warrants. The Company intends to use approximately $64.2 million of the net proceeds to repurchase, concurrently with the offering, shares of its Class A common stock in negotiated transactions. The remainder of any of the net proceeds will be used for general corporate purposes.
In connection with the call options and warrants, the affiliate of the initial purchaser that will be a party to those transactions has advised the Company that it expects to enter into various derivative transactions with respect to the Company’s Class A common stock and/or purchase the Company’s Class A common stock in secondary market transactions concurrently with or shortly after the pricing of the notes, and may enter into or unwind various derivative transactions with respect to the Company’s Class A common stock and/or purchase or sell the Company’s Class A common stock in secondary market transactions following pricing of the notes.
This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful. Any offers of securities will be made only by means of a private offering memorandum.
The 2014 and 2016 notes and shares of Class A common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.
Founded in 1910, Stewart Enterprises is the second largest provider of products and services in the death care industry in the United States. The Company currently owns and operates 226 funeral homes and 142 cemeteries in the United States and Puerto Rico. Through its subsidiaries, the Company provides a complete range of funeral merchandise and services, along with cemetery property, merchandise and services, both at the time of need and on a preneed basis.
The matters discussed in this release include forward-looking statements. These statements are based on current expectations or beliefs and are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, including without limitation, whether or not the Company will consummate the offering, the call option transactions or the warrant transactions, which depends, among other things, on market conditions and the satisfaction of closing conditions. For a detailed discussion of other cautionary statements relating to the Company, please refer to the Company’s most recent filings with the Securities and Exchange Commission. The Company is providing this information as of the date of this news release and assumes no obligation to update any forward-looking statement to reflect events or circumstances occurring after the date of this press release.
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